EXHIBIT 10.1

ASSET SALE AGREEMENT
POTASH FIELD

1.	Sale and Purchase of Assets
2.	Closing
3.	Effective Date
4.	Transfer Date
5.	Purchase Price and Manner of Payment
6.	Liquidated Damages
7.	Disposition of Accounts Receivable and Other Revenue
8.	Proration of Credits and Payment Obligations
9.	Proration of Real Estate and Other Taxes
10.	Sales Tax and Use Taxes
11.	Documentation of Sale and Transfer of Ownership
12.	Conditions Precedent to Closing
13.	Deliveries at Closing
14.	Post-Closing Settlement
15.	Title Matters
16.	Buyer’s Acceptance of the Assets
17.	Physical Condition of the Assets
18.	Buyer’s Investigation and Indemnification
19.	Compliance
20.	Indemnification and Assumption of Obligations
21.	Indemnification and Assumption of Environmental Risks
22.	Representations
23.	Operation of the Assets Prior to Closing
24.	Covenant Not to Sue and Alternative Dispute Resolution
25.	Miscellaneous
26.	Insurance Proceeds
27.	Casualty Losses

Exhibit A	Leases
Exhibit A-1	Contracts and Agreements
Exhibit B	Escrow Agreement
Exhibit C	Assignment of Leases and Agreements and Bill of Sale
Exhibit D	Letter in Lieu of Transfer Order
Exhibit E	Form of Release and Waiver

Schedule 1.1(d)	Asset Sale Agreement
Schedule 12(b)(v)	Mortgages and Liens
Schedule 22(a)(iii)	Governmental Approvals
Schedule 22(a)(iv)	Legal Proceedings
Schedule 22(a)(vii)	Preferential Purchase Rights

Schedule 22(a)(viii)	Consents
Schedule 22(a)(ix)	Gas Balancing
Schedule 22(a)(xiv)	Contracts
Schedule 22(a)(xv)	Accounts Payable

ASSET SALE AGREEMENT
POTASH FIELD

THIS AGREEMENT, made as of this 16th day of May, 2002, between GREKA AM, INC., a Colorado corporation (“Seller”), with a place of business at 3000 Wilcrest, Suite 220, Houston, TX 77042, and Sundown Energy, Inc., a Texas corporation (“Buyer”), with a place of business at 8150 N. Central Expressway, Suite 400, Dallas, Texas 75206.

RECITALS

Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms and conditions set forth in this Asset Sale Agreement (“Contract”) those certain oil and gas interests, operating rights, real property, personal property, fixtures and improvements located on the real property and associated assets, identified herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.    Sale and Purchase of Assets:

1.1 Assets To Be Sold: Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and receive at “Closing” (as defined below) effective as of the Effective Date (as defined below) all of Seller’s right, title and interest (but exclusive of the equipment, machinery, and other real, personal movable, immovable and mixed property expressly reserved by Seller pursuant to Section 1.2 hereof and elsewhere herein) in and to the following:

a)
The oil, gas and/or mineral leases, overriding royalties, production payments and net profits interests, fee mineral interests, fee royalty interests and all other interests which are described on Exhibit A hereto (hereinafter called the “Leases”);

b)
The contractual rights to interests in the Leases and in any other oil, gas and/or mineral leases arising pursuant to the terms of the agreements and contracts listed on Exhibit A-1 hereto, and any other agreements or contracts affecting the Leases, whether or not listed on Exhibit A-1 (hereinafter called the “Applicable Contracts”);

c)	The lands and other rights described (in whole or in part) in the Leases (“Lands”);

d)
The oil, condensate or natural gas wells, water source wells, and water and other types of injection wells, including those wells described in Schedule 1.1(d) (hereinafter called the “Subject Wells”) and associated materials and other personal property situated on the Lands;

e)
All other properties and rights used or held for use in connection with the production, storage, gathering, processing and treating of oil, gas and other liquid and gaseous hydrocarbons from, and the disposal of salt water produced from, the Leases and the Subject Wells, including, without limitation, all materials, equipment, personal property and fixtures located thereon or used in connection therewith (hereinafter called the “Personal Property”);

f)	All easements, servitudes, rights-of-way, surface leases and other surface rights affecting the Lands or used or held for use in connection with the Leases;

g)
All leases, options, rights of first refusal, rights arising under forced pooling and other similar regulatory orders, contracts, operating agreements or other agreements (including specifically, but without limitation, all salt water disposal and surface leases or agreements and area of mutual interest rights under existing contracts) and instruments to the extent that the same relate, appertain, belong to or are incidental to the Leases, Lands or Subject Wells;

h)
All hydrocarbons, including, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate products, and crude oil, whether gaseous or liquid, produced from or allocable to the Leases and/or Lands on or after the Effective Date (the “Hydrocarbons”);

i)
Originals of all of the files, records, information and materials relating to the Leases, Lands, Subject Wells, Hydrocarbons, Applicable Contracts and Personal Property, owned by Seller and which Seller is not prohibited from transferring to Buyer by law or existing contractual relationship (collectively, the “Records”), including, without limitation: (i) lease, land and title records (including abstracts of title, certificates of title, title curative documents, division orders, and division order files) (the “Land Files”), (ii) the Applicable Contracts, (iii) all environmental and production files (the “Production Files”), and (iv) original well files;

        All such Leases, Subject Wells, Hydrocarbons, Applicable Contracts, Personal Property, Records and other rights, prospects and interest described in this Section 1.1 are hereinafter collectively referred to as the “Assets”.

1.2  Exclusions and Reservations: Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”.

a)
Any of Seller’s reserve estimates; economic analyses; pricing forecasts; analyses; or information considered by Seller as confidential or legal opinions (other than title opinions) protected by “Attorney-Client Privilege”;

b)
All rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty or other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

c)
All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any financial and tax records which directly relate to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets;

d)
All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

e)	All hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods prior to the Effective Date together with all proceeds from or of such hydrocarbons;

f)
Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes attributable to the Assets for any period prior to the Effective Date;

g)	All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements affecting the Assets for all periods prior to the Effective Date;

h)	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date;

i)
Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets, subject to any costs associated therewith, prior to the Effective Date;

j)	All Seller’s patents, trade secrets, copyrights, names, marks and logos;

k)	All software and software licenses;

l)	Vehicles, but not boats, barges and water craft;

m)	Office furniture, equipment and supplies, not located on the Lands;

n)
All of Seller’s geophysical, geological, engineering and other technical and interpretative data relating to the Assets, if such data is subject to restriction on transfer or disclosure by agreements with third parties.

2.    Closing: Closing shall mean the date on which the Purchase Price (as defined below) is paid to Seller and the conveyancing instruments referred to in Paragraph 13 are delivered to Buyer. Closing shall occur at the offices of Jones Walker, 201 St. Charles Ave., 49th Floor, New Orleans, Louisiana 70170 on or before May 31, 2002, at 10:00am Central.

3.    Effective Date: The Effective Date of the sale shall be May 1, 2002 as of 7:00am local time where the Assets are located.

4.    Transfer Date: The Transfer Date shall be June 1, 2002 as of 7:00am local time where the Assets are located.

5.    Purchase Price and Manner of Payment: Buyer shall pay to Seller, or its respective designee, as consideration for the Assets, cash in the sum of Twenty Million dollars ($20,000,000.00) (the “Purchase Price”), as adjusted as hereinafter provided:

a.    Upon execution of this Contract, Buyer shall deposit with Bank of Oklahoma (“Escrow Agent”) the sum of $2,000,000.00 to be held by Escrow Agent pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit B (“Escrow Agreement”) which will be signed by Seller, Buyer and Escrow Agent upon execution of this Contract, as an earnest money deposit (the “Deposit”) which shall be (_) credited against the Purchase Price at Closing subject to the terms and conditions of this Contract, (ii) refunded to Buyer as provided in this Contract, (iii) or forfeited by Buyer to Seller as provided in this Contract.

b.    At Closing, Buyer shall pay to Seller the balance of the Purchase Price, as adjusted herein.

c.    All amounts to be paid hereunder to Seller shall be paid by wire transfer of immediately available funds made payable to “Greka Energy” or its designee to the account designated by Seller from time to time.

6.    Liquidated Damages: IF THE PURCHASE AND SALE OF THE ASSETS IS NOT CLOSED AS CONTEMPLATED HEREIN BY REASON OF ANY MATERIAL BREACH OR DEFAULT OR FAILURE TO PROCEED BY BUYER (WHETHER OR NOT BUYER’S MATERIAL BREACH OR DEFAULT OR FAILURE IS BASED IN WHOLE OR IN PART ON BUYER’S EVALUATION OR FINANCING CONTINGENCIES), THEN SELLER SHALL, IN CONSIDERATION OF HOLDING THE ASSETS OFF THE MARKET AND REFRAINING FROM DEALING WITH OTHERS CONCERNING THE ASSETS AND AS LIQUIDATED DAMAGES IN LIEU OF ALL OTHER DAMAGES (AND AS SELLER’S SOLE REMEDY IN SUCH EVENT), RETAIN THE DEPOSIT MADE BY BUYER. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH MATERIAL BREACH OR DEFAULT OR FAILURE TO PROCEED BY BUYER WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES.

IF THE PURCHASE AND SALE OF THE ASSETS FAILS TO CLOSE FOR ANY OTHER REASON, BUYER SHALL BE ENTITLED TO THE RETURN OF THE DEPOSIT, THE RECOVERY OF WHICH SHALL BE BUYER’S SOLE REMEDY AGAINST SELLER IN THE EVENT SELLER FAILS TO COMPLY WITH THIS CONTRACT.

SELLER /s/ RANDEEP S. GREWAL	BUYER /s/ GREGG ALLEN

7.    Disposition of Accounts Receivable and Other Revenue: Accounts receivable or other revenue associated with the Assets, to the extent that such accounts receivable or revenue are attributable to times prior to the Effective Date, and marketable oil in tanks above the pipeline connections produced prior to such date shall not be part of the sale but shall remain the property of Seller. All storage tanks, if any, on the property subject to this Contract shall be gauged at 7:00 a.m. local time on the

Effective Date. Seller and Buyer shall execute such additional documents as may be necessary to properly evidence the transfer of the interests herein sold and purchased. Seller shall have the right to enter upon the Assets to remove all oil and gas not sold herein within a reasonable time following Closing, or sell the same to Buyer at the highest posted field price for oil and Seller’s gas sales contract price for gas prevailing in the field as of Closing. All revenue from the production of oil and gas after the Effective Date shall be paid to Buyer.

8.    Proration of Credits and Payment Obligations:

a.    All credits and payment obligations associated with the Assets, including but not limited to royalties, lease rentals, and other forms of contractual payments shall be prorated between Seller and Buyer as of the Effective Date. Seller shall be responsible for all such items attributable to periods prior to the Effective Date or Closing, as applicable, and Buyer shall be responsible for and shall pay for all such items attributable to periods on and after such date. Buyer shall pay and be responsible for all sales, transfer, and use taxes, plus any penalty or interest thereon, applicable to the sale of the Assets.

b.    Seller shall retain all rights and obligations regarding outstanding receivables pertaining to the Assets which accrued to Seller prior to the Effective Date.

c.    Seller shall retain all rights and obligations regarding outstanding trade payables related to the Assets which accrued to Seller prior to the Effective Date.

d.    In accordance with generally accepted accounting principles, Seller shall complete a settlement statement accounting within 90 days of Closing pursuant to Paragraph 14.

9.    Proration of Real Estate and Other Taxes: All real estate, occupation, ad valorem, personal property, and severance taxes and charges on any of the Assets shall be prorated as of the Effective Date. Seller shall pay all such items for all periods prior to such date and shall be entitled to all refunds and rebates with regard to such periods. In the event Buyer pays additional taxes or charges which are assessed upon or levied against any of the Assets after Closing with respect to any period prior to the Effective Date, Seller shall promptly reimburse Buyer the amount thereof upon presentation of a receipt therefor. If Seller elects to challenge the validity of such assessment or levy, or any portion thereof, Buyer shall extend reasonable cooperation to Seller in such efforts, at no expense to Buyer. Buyer shall be responsible for the determination and payment of any sales tax or transfer tax due on the sale and purchase of any tangible personal property hereunder.

10.    Sales Tax and Use Taxes: Buyer shall be responsible for all sales, use, transfer and similar taxes arising out of the sale of the Assets. All recording and transfer fees shall be paid by Buyer.

11.    Documentation of Sale and Transfer of Ownership: The Assets contemplated to be conveyed by Seller to Buyer shall be conveyed “AS IS, WHERE IS” pursuant to the instruments substantially in the form attached hereto as Exhibit C (“Assignment”) and such other form or forms customary and necessary to properly transfer the Assets according to the requirements of any applicable federal, state or local agency. Buyer assumes the risk of description, title and condition of the Assets and shall satisfy itself with respect thereto.

a.    Seller shall deliver the Assets to Buyer on the Transfer Date subject to the reservations, limitations, conditions and restrictions contained in this Contract and the instrument of conveyance attached hereto.

b.    The title to the Assets shall be subject to all matters appearing of record or that can be ascertained by an inspection thereof and shall be conveyed to Buyer without any representation or warranty of title, express or implied, except that Seller has not heretofore disposed of, burdened or otherwise encumbered, any interest herein offered for sale. The cost of title insurance, if any, shall be paid for by the party requesting it.

12.    Conditions Precedent to Closing:

a.    Seller’s Conditions Precedent: The obligations of Seller to consummate the transactions contemplated by this Contract are subject to each of the following conditions:

(i).    Buyer shall have performed and complied with all terms of this Contract required to be performed or complied with by Buyer prior to Closing;

(ii).    No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Contract, other than an action or proceeding instituted or threatened by Seller or any of its affiliates;

(iii).    Buyer shall have executed and acknowledged the Assignment whereby Seller transfers its right, title and interest in the Assets to Buyer and Buyer assumes the obligations and liabilities pursuant to Paragraphs 20 and 21, hereof;

(iv).    The representations and warranties of Buyer contained in this Contract shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(v).    Buyer shall provide Seller with the certificate of insurance provided for in Section 18(b)(ii).

(vi).    Seller shall have received an opinion of C.B. Harrison, Jr. or other counsel to Buyer, acceptable to Seller, that the Representations contained in Sections 22(b)(_), (ii) and (iii) are true and correct at Closing, together with Certificate of Good Standing from the Secretary of States of Texas and Louisiana and certified copies of board of directors resolutions authorizing the execution and delivery of this Contract and the transaction contemplated herein.

b.    Buyer’s Conditions Precedent: The obligations of Buyer to consummate the transactions contemplated by this Contract are subject to each of the following conditions;

(i).    Seller shall have performed and complied with all terms of this Contract required to be performed or complied with by Seller prior to Closing;

(ii).    No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Contract, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates;

(iii).    Seller shall have executed and acknowledged and delivered the Assignment whereby Seller transfers its right, title and interest in the Assets to Buyer, and Buyer assumes the obligations and liabilities pursuant to Paragraphs 20 and 21, hereof.

(iv).    The representations and warranties of Seller contained in this Contract shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(v).    Seller shall have delivered to Buyer or its agents releases of all mortgages and liens burdening the Assets, including the Release of Lien and Waiver of Lien Rights in substantially the form attached hereto as Exhibit E, executed by all vendors set forth on Schedule 12(b)(v), and, as may be reasonably required by Buyer, any persons who have furnished material labor, services, materials, supplies or equipment on or for use on the Assets.

(vi).    Seller shall have paid to Buyer the amount of all Suspense Funds as provided in Section 25.13.

(vii).    Buyer shall have received an opinion of Susan M. Whalen or other counsel to Seller, acceptable to Buyer, that the Representations contained in Sections 22(a)(_) and (ii) are true and correct at Closing, together with Certificate of Good Standing from the Secretary of States of Colorado and Louisiana and certified copies of board of directors resolutions authorizing the execution and delivery of this Contract and the transaction contemplated herein.

If Seller does not comply with, or Buyer has not waived the conditions precedent to closing as contained in Section 12(b), Buyer may terminate this Contract in which event the Deposit will be paid by Escrow Agent to Buyer.

13.    Deliveries at Closing:

a.    Buyer shall deliver to Seller at or before Closing the following:

(_).    the amount specified in Paragraph 5.b. above, as adjusted by this Contract;

(ii).    an original Assignment in favor of Buyer duly executed, witnessed and acknowledged by Buyer; and

(iii).    such other instruments or documents as Seller may reasonably request of Buyer to consummate the transaction contemplated herein.

b.    Seller shall deliver to Buyer at Closing the following:

(i).    a triplicate original Assignment in favor of Buyer duly executed, witnessed and acknowledged by Seller, the original of which will be filed by Buyer at Buyer’s expense contemporaneously with closing; and

(ii).    Seller shall deliver executed Letter in Lieu of Transfer Order to Buyer in form attached hereto as Exhibit D, addressed to each payee of the proceeds of the sale of oil and gas production, and

(iii).    such other instruments or documents as Buyer may reasonably request of Seller to consummate the transaction contemplated herein.

14.    Settlement: Not later than 5:00pm (Central) on May 28, 2002, Seller shall deliver to Buyer a preliminary settlement statement that will reconcile the reasonably estimated expenses and revenues attributable to the period between the Effective Date and the Closing and other adjustments to the Purchase Price as prescribed in this Contract. The parties shall use their commercially reasonable efforts to agree on such preliminary settlement statement no later than 5:00pm (Central) on May 29, 2002. Not later than 90 days after Closing, or as soon thereafter as practicable, Seller shall deliver to Buyer a final settlement statement that will reconcile the actual expenses and revenues attributable to the period between the Effective Date and the Closing and other adjustments to the Purchase Price as prescribed in this Contract including, without limitation, any outstanding joint interest billings owed by either party or its affiliates to the other party or its affiliates, irrespective of whether it relates to the Property. The Parties shall use their commercially efforts to agree to such settlement statement within thirty (30) days after delivery to Buyer. If unable to reach agreement, the parties agree to enter into alternative dispute resolution pursuant to Paragraph 24 of this Contract. Settlement will be made within fifteen (15) days following agreement on the settlement statement. Thereafter, additional proceeds received by or expenses paid by either Seller or Buyer for or on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received within ten (10) days of receipt of proceeds or such invoice.

15.    Title Matters:

a.    Asset Title Review:  Seller shall make available until 5:00pm (Central) on May 29, 2002 at Seller’s office at 3000 Wilcrest, Suite 220, Houston, TX, or such other place as deemed appropriate by Seller, during normal business hours, and Buyer shall have the right to thoroughly review all title information, abstracts, and other non-proprietary documents relating directly to Seller’s ownership interests in the Assets, and contracts, agreements or similar documents which benefit or obligate Seller as to the Assets or the production therefrom, including accounting records related thereto, in Seller’s possession and those documents located in the data room. Seller shall not perform any additional title work, and any existing abstracts and title opinions will not be made current by Seller. NO REPRESENATION OR WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE COMPLETENESS OR ACCURACY OF INFORMATION SO SUPPLIED, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

b.    Title Adjustments:  In the event of a “Title Defect” as defined in Paragraph 15.c below, Buyer shall notify Seller in writing of any matter Buyer considers to be a Title Defect not later than 5:00 p.m. (Central) on May 28, 2002 (the

“Defect Notice”). Such notice shall include (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Title Defect, (iii) Buyer’s calculation and basis of the proposed amount by which each Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) commercially reasonable supporting documentation. Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert in its notice prior to the date set forth in this Paragraph 15.b, or which Buyer accepts or assumes by Closing on that Asset.

c.    Title Defect:  The term “Title Defect” shall refer to any defect or deficiency in title to the Property, except for Permitted Encumbrances, that reasonably (i) creates a lien, claim, encumbrance, restriction or other obligation affecting the interests of Seller in the Assets, (ii) diminishes Seller’s net revenue interest (defined as Seller’s share of the proceeds from the sale of hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, or other burdens on production or non-operating interests applicable thereto), or (iii) increases Seller’s working interest (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest).

d.    Permitted Encumbrances:  As used in this Paragraph 15, the term “Permitted Encumbrance” means:

(i).    lessor’s royalties, non-participating royalties, overriding royalties and division orders and sales contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens whether recorded or unrecorded if the net cumulative effect of such burdens does not operate to reduce the net revenue interest claimed by Seller;

(ii).    preferential rights to purchase, rights of first refusal and required third party consents, if any, to assignments and similar agreements which are customarily obtained after closing;

(iii).    liens for taxes or assessments to secure payment of amounts not yet due or delinquent, or are contested in good faith;

(iv).    all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(v).    conventional rights of reassignment requiring Seller to reassign its interests in any portion of the Assets to a third party in the event it intends to release or abandon such Assets prior to the expiration of the primary term or other termination of such Assets;

(vi).    such Title Defects as Buyer may have waived;

(vii).    easements, road-use agreements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; provided they do not materially interfere with Buyer’s operation or use of the Assets taken as a whole;

(viii).    defects, irregularities and deficiencies in title of or to any rights-of-way, road-use agreements, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, road-use agreements, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of the Assets taken as a whole;

(ix).    All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules, regulations and orders of governmental authority;

(x).    encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet due or delinquent, or are contested in good faith; and

(xi).    vendors’, carriers’, warehousemen’s, repairmen’s mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent, or are contested in good faith.

e.    Remedies for Title Failures:  Seller shall have the right but not the obligation to cure any Title Defect asserted in such Defect Notice at its own expense prior to Closing; provided, however, Seller shall incur no liability for failure to cure such Title Defects. If Seller chooses to cure a Title Defect, Seller must cure the Title Defect to the commercially reasonable satisfaction of Buyer before Closing. If Seller cures the Title Defect, the parties shall proceed to Closing without adjustment of the Purchase Price. Seller may delay Closing not more than 10 days in order to attempt to cure any such Title Defect. If Seller fails to cure any Title Defect on or prior to Closing, it shall be deemed to be a title failure (“Title Failure”), and the parties shall proceed to Closing with an adjustment to the Purchase Price which adjustment shall be negotiated in good faith between Buyer and Seller taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer of the Assets, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets; provided, however, that Buyer shall not be entitled to any adjustment to the Purchase Price unless the aggregate amount of the Title Failures is at least one percent (1%) of the Purchase Price (the “Title Failure Deductible Amount”) except for liens, for which there will be no deductible. It is fully understood by Seller and Buyer that Buyer shall never be entitled to an adjustment to the Purchase Price for the Title Failure Deductible Amount. In the event that Seller and Buyer are unable to agree upon the amount of the adjustment for a Title Failure, Seller or Buyer may elect to terminate this Contract, in which event, Escrow Agent shall immediately pay the Deposit to Buyer.

f.    Increase in Purchase Price:  Seller shall be entitled to an increase in the Purchase Price with respect to any interest to which Seller has (i) record title ownership of a net revenue interest that is greater than the net revenue interest claimed by Seller and/or (ii) an ownership interest in any Personal Property greater than the interest for such Asset claimed by Seller. In the event that Seller is entitled to an adjustment, such adjustment shall be calculated in the same manner as downward adjustments to the Purchase Price in accordance with Paragraph 15.e. Buyer shall be obligated to notify Seller, if Buyer makes any determination of any interest increase at the same time as required for Title Defects Notice.15.e. Provided, however, Seller shall not receive an increase in the Purchase Price unless the increase exceeds the Title Failure Deductible Amount. It is fully understood by Buyer and Seller that Seller shall never be entitled to an adjustment to the Purchase Price for the Title Failure Deductible Amount.

16.    Buyer’s Acceptance of the Assets:

a.    At Closing Buyer assumes the risk of condition of the Assets, including compliance with all laws, rules, orders and regulations affecting the environment, whether existing before or after Closing and Buyer shall satisfy itself with respect thereto.

b.    THE ASSETS ARE SOLD “AS IS, WHERE IS” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED IN FACT OR IN LAW, OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, STATE OF REPAIR, CONDITION OR SAFETY OF THE REAL OR PERSONAL PROPERTY,

NOR COMPLIANCE WITH APPLICABLE LAW, RULE, ORDER AND REGULATION, CONCERNING THE ASSETS.

17.    Physical Condition of the Assets:

a.    The Assets have been used for oil and gas drilling and producing operations, related oilfield operations and possibly for the storage and disposal of waste materials or hazardous substances. Physical changes in the land may have occurred as a result of such uses. The Assets contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be within the knowledge of Seller’s current employees, easily determined by an examination of Seller’s records, or be readily apparent by a physical inspection of the property.

        Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets or the effect any such use has had on the physical condition of the Assets.

b.    Buyer acknowledges that:

(i).    It has entered into this Contract on the basis of its own investigation of the physical condition of the Assets, including subsurface condition.

(ii).    The Assets have been used in the manner and for the purposes set forth above and that physical changes to the Assets may have occurred as a result of such use.

(iii).    Low levels of naturally occurring radioactive material (NORM) may be present at some locations. NORM is a natural phenomena associated with many oil fields in the U.S. and throughout the world. Buyer should make its own determination on this matter.

(iv).    Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets.

(v).    Buyer acknowledges that one or more hazardous substances may have come to be located in or on the Assets.

(vi).    On Closing, Buyer shall assume the risk that the Assets may contain waste materials, contaminants or hazardous substances and that adverse physical conditions, including the presence of waste materials, contaminants or hazardous substances or the presence of unknown abandoned and unabandoned oil and as wells, water wells, sumps, and pipelines or other Environmental Defects (as hereinafter defined), may not have been revealed by Buyer’s investigation, and all responsibility and liability related to all such conditions and disposal, spills, waste, or contamination on and below the Assets known or unknown shall be transferred from Seller to Buyer. This provision shall survive the Closing.

18.    Buyer’s Investigation, Indemnification and Insurance:

a.    Buyer shall conduct a thorough environmental and physical condition assessment of the Assets during the period (“Examination Period”) beginning on the date of this Contract and ending 9:00am (Central) on May 24, 2002. Buyer and its agents shall have the right to do the following (and Seller agrees to cooperate reasonably with Buyer in this regard): to enter upon and within the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer’s sole judgment for the preparation of appropriate engineering and other reports and judgments relating to the Assets, their condition, and the presence of waste or contaminants. Additionally, Buyer shall have the right to thoroughly review all environmental, regulatory, engineering and other technical, documents in Seller’s possession relating directly to the Assets and those documents located in the data room. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller.

b.    Buyer is hereby granted access to the Assets prior to Closing to conduct its environmental assessment upon the following conditions:

(i).    Buyer waives and releases all claims against Seller, its directors, officers, employees and agents for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees or agents on the Assets. Buyer shall indemnify Seller, its directors, officers, employees and agents against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorneys’ fees, whatsoever arising out of (a) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets, and (b) any injury to or death of persons or damage to property occurring in, on or about the Assets as a result of such exercise or activities (except where any such injury or damage is caused solely by the gross negligence or willful misconduct of any of said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Contract without Closing.

(ii).    For a period of 10 years following closing, Buyer shall obtain and maintain comprehensive public liability and property damage insurance with respect to the exercise by Buyer and its agents of the rights granted in this Paragraph 18, which insurance shall: (a) be obtained from and maintained with an insurer acceptable to Seller, (b) have limits of not less than $1,000,000.00 per occurrence for death or injury and $500,000.00 for property damage, (c) cover Buyer’s obligations under the indemnity provisions of this paragraph 18, (d) name Seller as an additional insured, and (e) contain a provision pursuant to which the insurer agrees not to cancel or modify the insurance coverage without furnishing at least thirty (30) days’ prior written notice to Seller. Buyer shall furnish Seller certificates of such insurance naming Seller as an additional named insured. Buyer agrees that any sale or transfer of The Assets shall include a reference to this provision and an agreement by the buyer or transferor to be bound by the terms of this sub-section.

c.    If as a result of information which Buyer obtains from any such assessment done by Buyer, it is reasonably determined that the environment associated with the Assets has been materially contaminated (“Environmental Defect”), such terms being defined as the violation of existing applicable federal or state laws or regulations or common law principles, with respect to environmental conditions, to the extent that removal and remediation of such contamination required by present federal or state laws or regulations or court order would be reasonably likely to result, Buyer shall notify Seller in writing of any and all such claims of Environmental Defect (“Notice of Claims”) no later than 5:00 p.m. (Central), May 28, 2002. Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert on or before such dates. Notification shall include (i) a detailed description of such claim, (ii) a specific description of the Asset or portion of the Assets that is affected by the Notice of Claims, (iii) a copy of any environmental assessment, reports, data and information pertaining to such claim, if applicable, and (iv) Buyer’s calculation and basis of the amount by which such claim has diminished the value of the Assets, such proposed amount to be determined by Buyer in good faith and in a commercially reasonable manner. The value of an Environmental Defect asserted by Buyer to any particular Asset shall be based upon costs to remediate such Environmental Defect in accordance with applicable environmental laws.

d.    If an Environmental Defect exists, the parties shall proceed to Closing with an adjustment to the Purchase Price which adjustment shall be negotiated in good faith between Buyer and Seller; provided, however, that Buyer shall not be entitled to any adjustment to the Purchase Price unless the aggregate amount of the Environmental Defects in the Notice of Claims is at least five percent (5%) of the Purchase Price (the “Environmental Defect Deductible Amount”). It is fully understood by Seller and Buyer that Buyer shall never be entitled to an adjustment to the Purchase Price for the Environmental Defect Deductible Amount. Each party shall cooperate with the other party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed. In the event that Seller and Buyer cannot agree upon the amount of the adjustment for Environmental Defects, Seller or Buyer may elect to terminate this Contract, in which event, Escrow Agent shall immediately pay the Deposit to Buyer.

e.    In the event of Closing, then Buyer shall acquire the Assets in an “AS IS, WHERE IS” condition and shall assume the risk that the Assets may contain waste materials, contaminants or hazardous substances, and that adverse physical conditions, including but not limited to the presence of waste materials, contaminants or hazardous substances or the presence of unknown abandoned and unabandoned oil and gas wells, water wells, sumps and pipelines or other Environmental Defects may not have been revealed by Buyer’s investigation, AND ALL RESPONSIBILITY AND LIABILITY RELATED TO ALL OF SUCH CONDITIONS AND DISPOSAL, SPILLS, WASTE OR CONTAMINATION ON AND BELOW THE ASSETS KNOWN OR UNKNOWN SHALL BE TRANSFERRED FROM SELLER TO BUYER.

f.    As of Closing, Buyer specifically assumes and shall be responsible for all obligations and liabilities and shall defend, indemnify and hold Seller harmless in accordance with Paragraph 21 (including, but not limited to, indemnification for liability under CERCLA, RCRA, environmental laws and regulations, as well as all acts, laws and regulations amendatory or supplemental thereto) against any and all damages pertaining to the environmental or physical condition of the Assets (whether relating to periods before or after the Effective Date).

g.    In the event of Closing, Buyer shall grant to Seller a right of entry to the Assets to perform environmental remedial work at Seller’s sole cost, risk and expense, if Seller, in its sole discretion, determines that such action is necessary to reduce alleged future environmental liabilities of Seller. Seller agrees to indemnify, hold harmless, and defend Buyer from and against all loss, liability, claims, fines, expenses, costs (including attorneys’ fees and expenses), and causes of action caused by or arising out of Seller’s use of the right of entry granted hereby and/or Seller’s performance of environmental remedial work hereunder. Any such entry or action on the Assets by Seller shall not be construed as an admission of responsibility by Seller, nor shall Seller’s action lessen or reduce Buyer’s responsibility for environmental liability. A perpetual right of entry for environmental remedial work may be incorporated in the final documents transferring title to Buyer.

19.    Compliance:  Buyer shall comply with all applicable laws, rules, ordinances and regulations, and shall promptly obtain or request assignment from Seller of all permits required by public authorities in connection with the Assets. Buyer shall comply with all covenants in the instruments in the chain of title to the Assets and with all terms and provisions, expressed or implied, in the agreements, deeds, and leases to which the Assets are subject whether of record or not. Seller shall cooperate with Buyer after Closing in securing the issuance and assignment to Buyer of all permits relating to the ownership or operation of the Assets. In the event of Buyer’s noncompliance resulting in Seller’s receipt of a notice of breach that could result in cancellation of any oil and gas lease included in the Assets, Seller shall have the option, but not the obligation to cure such breach, within thirty (30) days from receipt of such notice; provided notice of Seller’s intent to cure is given to Buyer in writing within fifteen (15) days of receipt. Buyer shall indemnify and hold harmless Seller for any action taken and upon further notice from Seller, Buyer shall have a period of thirty (30) days from receipt of further notice from Seller to reimburse Seller for any action taken.

20.    Indemnification and Assumption of Obligations:  To the fullest extent permitted by law, but no further, Buyer shall assume full responsibility for the Assets as of Closing including, but not limited to, all operations, royalty payments, rental payments, suspense accounts, if any, and all accounting and reporting thereof and shall indemnify, hold harmless and defend Seller and its directors, officers, contractors, agents, employees or representatives from and against all loss, liability, claims, fines, expenses, costs (including attorney’s fees and expenses) and causes of action, arising after the Closing, with respect thereto, including but not limited to, plugging and abandonment of existing wells, liability for previously plugged and abandoned wells, the restoration of the surface of the land as may be required under the applicable lease or as may be required by any federal, state or local agency having jurisdiction and the removal of or failure to remove any sumps, foundation, structures, or equipment.

21.    Indemnification and Assumption of Environmental Risks:  Upon Closing, to the fullest extent permitted by law, but no further, Buyer assumes full responsibility for, and agrees to indemnify, hold harmless and defend Seller and its directors, officers, contractors, agents, employees or representatives from and against all loss, liability, claims, fines, expenses, costs (including attorney’s fees and expenses) and causes of action caused by or arising out of any current or hereinafter enacted federal, state or local laws, rules, orders, regulations and amendments thereto, applicable to any waste material or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, or disposal of any waste material or hazardous substances on or included with the Assets, whether or not attributable to Seller’s activities or ownership or the activities of Seller’s officers, employees or agents, or to the activities of third parties prior to, during or after the period of Seller’s ownership of the Assets. This indemnification and assumption shall apply to liability for any environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any other federal, state or local law.

22.    Representations:

a.    Seller’s Representations. Seller represents and warrants that:

(_).    Seller’s Authority and Corporate Approvals.  Seller has full corporate power and corporate authority to execute, deliver, and perform this Contract and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Contract, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Seller. This Contract has been duly executed and delivered by Seller, constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller (as the case may be) and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller (which is a party to the same), enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (_) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(_i).    Noncontravention.  The execution, delivery, and performance by Seller of this Contract and the consummation by them of the transactions contemplated hereby do not and will not (_) conflict with or result in a violation of any provision of the charter of bylaws of Seller, (ii), conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other material instrument or obligation to which Seller is a party or by which Seller or any of their respective properties may be bound, except to the extent that waivers, consents or releases regarding the same shall be obtained on or before the Closing, or (iii)

result in the creation or imposition of an encumbrance upon the properties of Seller, violate any applicable law binding upon Seller.

(_ii).    Governmental Approvals.  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Contract or the consummation by it of the transactions contemplated hereby, other than (_) as set forth on Schedule 22(a)(iii), and (ii) filings with governmental entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

(_v).    Legal Proceedings.  To Seller’s knowledge except for the litigation set forth in Schedule 22(a)(iv) attached hereto (“Existing Litigation”) there are no Proceedings pending, or threatened in which Seller is a party and/or which affect the Properties or arise out of operations of the Assets prior to Closing (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Assets), or which seek to restrain, prohibit, or obtain damages or other relief in connection with this Contract or the transactions contemplated hereby.

(v).    Violations of Law.  Seller is not in violation of, nor do any of its operations violate, in any material respect, any applicable law pertaining to the Assets which would have a material adverse effect on the Assets taken as a whole, and no material expenditures are, or based on present requirements will be, required of the Seller in order for it to comply or remain in compliance with any applicable laws.

(vi).    Take or Pay Payments.  Seller has not received any take or pay payment or similar payment from the Assets which will entitle the Buyer of such production to receive gas from and after the Closing without paying the full contract price therefor. Further, (a) no proceeds of production from the Assets prior to the Closing Date are subject to any refund as a result of the price paid therefor exceeding the applicable maximum lawful prices, and (b) no buyer of production from the Assets has placed any significant amount of funds owing to Seller attributable to the period of time subsequent to the Effective Date in suspense due to any purported problem affecting Seller’s title to the applicable Asset.

(vii).    Preferential Purchase Rights.  To Seller’s knowledge, all preferential purchase rights which may pertain to the transfer of the Assets to Buyer are set forth on Schedule 22(a)(vii) hereto (the “Specified Preferential Rights”).

(viii).    Consents.  To Seller’s knowledge, all third party consent requirements which would pertain to the transfer of the Assets to Buyer are set forth on Schedule 22(a)(viii) hereto, other than consents and/or approvals required to be obtained from Governmental Entities who are lessors under leases forming a part of the Assets (“Governmental Authorizations”).

(ix).    Gas Balancing.  To Seller’s knowledge except as set forth on Schedule 22(a)(ix) hereto, Seller has not taken more (“overproduction”) or less (“underproduction”) than its applicable share of the production from the Assets such that a current state of overproduction or underproduction exists on the Assets.

(x).    Default.  To Seller’s knowledge except as previously disclosed to Buyer in writing or related to Existing Litigation, Seller has not received written notice of any default on the part of Seller under any obligation, lease, contract, plan or arrangement, which default or defaults would, singly or in the aggregate, have a material adverse effect upon the Seller and/or the ownership, operation or value of any portion of the Assets subsequent to the Effective Date.

(xi).    Payment of Royalties.  To Seller’s knowledge all royalties, overriding royalties and other payments due from the proceeds of the sale of production have been paid to the holder thereof or paid to Buyer pursuant to Section 25.13 hereof.

(xii).    Mineral or Royalty Owners.  To Seller’s knowledge Seller is in compliance with the terms of all Leases and Seller has not received any notice or other communication from any mineral or royalty owner of a breach of any obligation of any lease or breach of any obligation for payment that has not been cured.

(xiii).    Leases.  To Seller’s knowledge the Leases are in full force and effect pursuant to the terms of each lease, as amended by amendment recorded in the Parish records of Placquemines Parish, Louisiana.

(xiv).    Contracts.  All material contracts effecting operation of the Assets are set forth in Schedule 22(a)(xiv) hereof.

(xv).    Accounts Payable.  Except as set forth on Schedule 22(a)(xv), all expenses of all operations on the Assets have been paid.

(xvi).    Mechanic’s and Materialmen’s Liens.  Except as set forth on Schedule 12(b)(v), there are no liens filed which would perfect in any person which has furnished in goods, services or supplies for the use on or for the benefit of the Assets under any Louisiana Statute or the Constitution of the State of Louisiana.

(xvii).    Seller Not a Foreign Person.  Seller is not a “foreign person” within the meanings of Sections 4145 and 7701 of the Code (i.e. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder) and Seller shall deliver at Closing a Certificate of Non-Foreign Status to certify such fact.

(xviii).    Bankruptcy or Insolvency Actions.  There are no bankruptcy, reorganization or similar proceedings pending, being contemplated by, or to Seller’s Knowledge, threatened against Seller.

The representations contained in paragraphs 22(a)(v through xiii) shall terminate if closing occurs. All other representations shall survive closing for a period of 10 years.

b.    Buyer’s Representations. Buyer represents and warrants that:

(i)    Buyer:  (a) is a corporation duly organized, validly existing and in good standing under the laws of Texas, (b) is duly qualified to transact business Louisiana and in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Contract; and (c) possesses all requisite authority and power to conduct its business and execute, deliver and comply with the terms and provisions of this Contract and to perform all of its obligations hereunder; and at Closing, Buyer shall be authorized to own and operate the Properties under the laws and regulations of Louisiana.

(ii)    This Contract and the transaction contemplated hereby have been duly authorized by Buyer and do not conflict with the provisions of any by-law or other document under which Buyer is organized.

(iii)    This Contract has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)    Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated hereby for which Seller shall have any responsibility whatsoever.

(v)    Buyer is knowledgeable, competent, and experienced in the oil and gas industry and has independently evaluated and interpreted the technical data and other information regarding the Assets prior to entering into this Contract, understands and is financially able to bear the risk associated with ownership of the Assets, and will independently conduct all the due diligence investigations and reviews of all matters concerning the Assets as it deems necessary prior to Closing. Buyer acknowledges that Buyer is not relying upon any statement or representations made by Seller concerning the present or future value of, or anticipated income, costs, or profits, if any, to be derived from the Assets or concerning any other matter, and other than Seller’s representations and warranties provided in this Contract, Buyer has relied solely upon its independent inspections, estimates, computations, evaluations, reports, studies, knowledge and other information regarding the Assets.

(vi)    Buyer is not buying the Assets for resale in any manner that would subject the transaction to requirements for registration under applicable securities laws.

22.    Operation of the Assets Prior to Closing:  During the period subsequent to the execution of this Contract and prior to Closing, Seller shall not be obligated to make expenditures for purposes other than normal day–to–day operations. In the event an expenditure for other purposes is proposed or contemplated, Seller shall submit the written proposal to Buyer for the parties’ mutual approval and subsequent payment by Seller, which payment shall be an adjustment to the Purchase Price. After Closing, Buyer will assume the risk of any consequences which arise as a result of Buyer’s failure or refusal to timely approve such expenditure as provided in the proposal. Unless Buyer and Seller first agree in writing (which agreement shall not be unreasonably withheld or delayed), Seller shall not Materially alter the Assets (other than the use of supplies and consumables), with the exception of individual Assets (i) involving a fair market value of less than twenty five thousand dollars ($25,000) and (ii) sold or transferred to unaffiliated third parties or disposed of or consumed in the ordinary course of business. If because of legally binding agreements which existed prior to the date of this Contract, Seller, after the date of this Contract, but prior to Closing, acquires assets related to the Assets or otherwise improves the Assets, the Purchase Price shall be increased by an amount equal to the consideration to be paid by Seller for such acquisition or improvement of the Assets, and the acquired asset or improvement shall be transferred hereunder. Seller shall promptly notify Buyer of any Material matter affecting the Assets known to Seller which arises from the date of this

Contract to the date of Closing. As used in this Paragraph “Materially” or “Material” refer to any single circumstance or event involving a value exceeding one hundred thousand ($100,000).

24.    Covenant Not to Sue and Alternative Dispute Resolution:

This Paragraph applies to any dispute between the parties and their affiliates, arising at any time, related to the Assets or this Contract, including whether there is a contract between the parties.

Any claim or controversy related to the Assets or this Contract of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of this Paragraph and will be binding on both parties and their respective affiliates, successors and assigns. Neither party nor their affiliates may prosecute or commence any suit or action against the other party relating to any matters that are subject to the Paragraph.

A claim filed by a third party against the Buyer or Seller or their affiliates will be subject to this Paragraph. If Buyer has notified Seller before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim in not resolved prior to Closing, the Disputed Claim will not be subject to this Paragraph unless agreed to by the parties.

Disputed Claims covered by this Paragraph shall be governed by the following procedure to resolve such dispute:

(i).    A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

(ii).    If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in Dallas, Texas in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties shall bear equally the costs of the mediation.

(iii).    The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

(iv).    The parties shall participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the dispute through mediation, then the parties shall settle the dispute through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The place of arbitration shall be Dallas, Texas. The arbitrator(s) are not empowered to award damages in excess of actual damages, such as, but not limited to punitive damages.

BINDING ARBITRATION

NOTICE: BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDING THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE TEXAS SATUTORY AUTHORITY. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISON TO NEUTRAL ARBITRATION.

SELLER /s/ RANDEEP S. GREWAL	BUYER /s/ GREGG ALLEN

25.    Miscellaneous:

25.1.    Force Majeure:  In the event all or part of the Assets, including fixtures and improvements, is damaged or destroyed by fire or other calamity prior to Closing, Seller shall have the option, but not the obligation, of repairing the damage at its sole cost or deleting the damaged Assets from the proposed sale and determining the value of the property in the manner prescribed in Paragraph 15.e.

25.2.    Preferential Rights to Purchase, Rights of First Refusal and Consents to Assign:

a.    In the event any conveyance, assignment or transfer from Seller to Buyer of any portion of the Assets requires the consent(s) of a third party, a right of first refusal or a preferential right to purchase (collectively, “Consents”), Buyer shall be responsible for obtaining the Consents or waiver thereof at its expense. Seller shall not be liable to Buyer by reason of any inability or failure by Buyer to obtain any such Consents or waiver thereof to the conveyance, assignment or transfer from Seller to Buyer of any portion of the Assets.

b.    If Buyer is unable to obtain the Consents or waiver thereof, the Purchase Price shall not be reduced by any amount, the portion of the Assets shall not be excluded from the Assets conveyed, assigned or transferred from Seller to Buyer on the Closing Date, and BUYER AGREES TO AND SHALL PROTECT, DEFEND, INDEMNIFY, SAVE, HOLD HARMLESS, DISCHARGE AND RELEASE SELLER AND ITS DIRECTORS, OFFICERS, CONTRACTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, SUITS, OR CAUSES OF ACTION (INCLUDING, BUT NOT LIMITED TO ANY JUDGMENTS, LOSSES, LIABILITIES, EXPENSES, INTEREST, LEGAL FEES, AND DAMAGES, WHETHER IN LAW OR EQUITY, WHETHER GENERAL, SPECIAL, PENAL, STAUTORY, OR CONSEQUENTIAL, AND WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THE CONVEYANCE, ASSIGNMENT OR TRANSFER FROM SELLER TO BUYER OF THE ASSETS ASSIGNED WITHOUT CONSENT.

25.3.    Fees, Costs and Expenses:  Except as otherwise provided herein, all fees, costs and expenses incurred by Seller or Buyer relating to this Contract shall be paid by the party incurring the same.

25.4.    Notices:  All notices to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile with original sent otherwise herein with 24 hours, mailed by registered mail, postage prepaid, or delivered by a recognized commercial courier to the party at the address set forth within this Paragraph 25.4. or such other address as any party shall have designated for itself by ten (10) days’ prior written notice to the other party.

Seller	Buyer
Greka Energy ATTN: Susan M. Whalen 2801B Santa Maria Way P. O. Box 6209	Sundown Energy, Inc. ATTN: Gregg Allen 8150 N. Central Expressway Suite 400

Santa Maria, CA 93455	Dallas, TX 75206
Fax: 805-347-1072	Fax: 214-365-0444

With a copy to:	C. B. Harrison, Jr.
13101 Preston Road, Suite 400
Dallas, TX 75240

25.5.    Severability:  In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision contained herein; provided, however, that any such invalidity does not materially prejudice either the Buyer or Seller in its respective rights and obligations contained in the valid covenants, conditions, and provisions of this Contract.

25.6.    Construction of Ambiguity:  In the event of any ambiguity in any of the terms or conditions of this Contract, including any exhibits whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

25.7.    Audit:  Buyer and Seller, for itself and for its directors, partners, employers, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Contract, neither it nor any of its directors, employees, partners or agents has given to or received from the other party, for any of such party’s directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with this Contract, and Buyer and Seller each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

25.8.    Confidentiality:  Buyer acknowledges that all information furnished or disclosed pursuant hereto must remain confidential. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors or representatives (herein “Representatives”) who have agreed in writing, prior to being given access to such information, to be bound by the terms of this Contract. An original of the signed agreement(s) of the Representatives will be furnished to Seller upon request. In the event that Closing of the transactions contemplated by this Contract does not occur for any reason, Buyer and its Representatives shall promptly return to Seller or destroy any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof, except for the purposes of any action instituted to enforce the terms of this Contract. Notwithstanding the provisions of Paragraph 25.10., nothing in this Paragraph 25.8. and this Contract shall have the effect of terminating, modifying or superseding any confidentiality agreement entered into by and between Buyer and Seller in relation to this Contract.

Prior to Closing, without prior consent of the other Party (which consent may not be unreasonably withheld), neither Party may make any public disclosure or issue any press release or other communication regarding the subject matter of this Contract, whether directly or indirectly. A Party shall have 48 hours exclusive of Saturdays, Sundays and legal holidays, to respond to a proposed disclosure, press release or communication. Notwithstanding the foregoing, a Party may make such disclosures as are required by applicable law or by the rules of a relevant stock exchange, provided however that a Party shall promptly advise the other Parties that such disclosure is so mandated. For purposes of consultation under this section, the following individuals are designated as primary contacts:

For Seller	For Buyer

Richard A. L’Altrelli	Gregg Allen
Director of Corporate Development	Vice President
Ph. 212-218-4680	Ph. 214-368-6100

25.9.    Time of Performance:  Time is of the essence of this Contract and each and every provision hereof which in time or performance is a factor.

25.10.    Entire Agreement:  This Contract constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter. No amendment shall be binding unless in writing and signed by representatives of both parties. Headings used in this Contract are only for convenience of reference and shall not be used to define the meaning of any provision. This Contract is for the benefit of Seller and Buyer only and not for the benefit of third parties.

25.11.    Assignment:  Prior to Closing, neither party may assign this Contract to another party, except to an affiliate, without the express written consent of the other party, which consent shall not be unreasonably withheld, and thereafter such assignee will exercise and perform the assigning party’s rights and duties under this Contract; provided, however, that the assigning party shall remain responsible to the other party in all respects and will defend, indemnify and hold the other party harmless from any liability, damages or costs including reasonable attorney’s fees, that may arise as a result of the assignment.

25.12.    Removal of Signs and Markers:  Buyer shall, at its own expense and within 90 days after Closing either: (i) remove or cause to be removed all references to Seller (including its name or logo and those of is predecessors) from all lease and well signs and placards which identify or indicate Seller’s prior ownership in the Assets and place Buyers name and logo, or those of its designated operator, whichever is applicable thereon, (ii) remove said lease and well signs and placards and erect or install signs and placards as may be required by state or other governmental agencies indicating Buyer or its designated operator, whichever is applicable, as the owner–operator of the Assets and/or property or (iii) any combination of (i) and (ii) above, so long as any reference to the Seller is removed from all lease and well signs and placards.

Buyer acknowledges that Seller is relying on Buyer to remove references of Seller from all signs and placards. If Buyer fails to comply with this paragraph within thirty (30) days notice of breach by Seller, then Seller shall be entitled to the costs incurred in enforcing this paragraph.

25.13     Suspense Accounts:  At Closing Seller shall pay to Buyer all monies due to any owner in the properties of which the Assets are a part, including all royalty and overriding royalty owners which are due to such parties but have not been paid.

25.14.    Governing Law:  This Contract shall be governed by the law of the State of Texas without regard to rules concerning conflicts of law.

25.15.    Waiver:  The waiver or failure of either party to enforce any provision of this Contract shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Contract.

25.15.    Survival of Agreements:  Except as otherwise specifically provided in this Contract, all covenants, agreements, representations, guaranties and warranties shall survive the execution of this Contract, Closing, the delivery and recordation of any assignments and bills of sale which convey the Assets from Seller to Buyer.

25.16.    Successors and Assigns:  This Contract and the provisions herein, which shall survive Closing, shall bind and inure to the benefit and burden of the heirs, successors and assigns of the parties hereto.

25.17.    Recording and Filing:  Buyer shall be solely responsible for recording of the assignments and any other document related to the conveyance of the Assets, and shall promptly furnish Seller copies of the recorded originals or with the recording information, dependent upon whether the applicable governmental body returns or retains the recorded originals. Seller shall be responsible for all filings with state and federal agencies for change of operator, and shall promptly provide Buyer with the original approved copies of all such filings, or confirmation thereof. All recording and filing shall be at the sole cost and expense of Buyer and Buyer shall promptly reimburse Seller for all such costs upon presentation of appropriate invoices.

25.18    Further Assurances.  Buyer and Seller agree to execute and deliver to the other all division orders, transfer orders and all other documents necessary to fully vest in Buyer the rights, obligations and benefits acquired pursuant to this Contract.

25.19    Attorney’s Fees and Costs.  If any action is instituted to enforce the terms of this Contract, the prevailing party shall be entitled to recover from the losing party all attorney’s fees and costs incurred in such action.

26.    Insurance Proceeds.  Anything contained herein to the contrary notwithstanding, if closing occurs, Seller hereby assigns to Buyer all rights in any policies of insurance or indemnity (including proceeds) covering any claim or relating to any loss which Buyer assumes hereunder or for which Buyer indemnifies Seller.

27.    Casualty Losses:  If, prior to the Closing Date, any facility or equipment included within the Assets to be transferred by Seller is damaged or destroyed by fire, flood, storm or other casualty (hereinafter called “Casualty Loss”), Seller shall notify Buyer promptly. If such Casualty Loss in Buyer’s commercially reasonable opinion is greater than five percent (5%) of the Purchase Price, excluding any insurance proceeds, Buyer shall be entitled to an adjustment in the Purchase Price. At Closing, Buyer shall receive any insurance proceeds payable to Seller with respect to such Casualty Loss.

28.    Termination.  This Contract and the transactions contemplated hereby may be terminated in the following instances, without any liability, upon written notice to the other on or prior to the Closing. This Contract shall then become void and have no effect and neither party shall have any further rights or duty to or claim against the other party under this Contract, except as expressly provided to the contrary in this Contract.

a.    By Seller if the obligation set forth in Paragraph 5.a herein shall not be satisfied upon execution hereof or if any condition set forth in Paragraph 12.a herein shall not be satisfied on or before Closing.

b.    By Buyer if any condition set forth in Paragraph 12.b herein shall not be satisfied on or before Closing.

c.    As otherwise provided herein.

d.    By the mutual written agreement of Seller and Buyer.

e.    In the event of the termination of this Agreement as provided in this Contract, Seller and Buyer will jointly instruct the Escrow Agent to pay all funds in the Escrow to Seller or Buyer as provided herein.

IN WITNESS WHEREOF the undersigned parties to this Contract have executed it as of the day and year first mentioned above.

SELLER	BUYER

GREKA AM, INC.	SUNDOWN ENERGY, INC.

By: /s/ RANDEEP S. GREWAL	By: /s/ GREGG ALLEN
Gregg Allen
Vice President